EXHIBIT 99.1

Corcept Therapeutics Announces Fourth Quarter and Full-Year 2017 Preliminary Selected Financial Results; Provides 2018 Revenue Guidance

  2017 revenue of $159.2 million, an increase of 96 percent from 2016
  Fourth quarter revenue of $53.3 million, an increase of 124 percent from fourth quarter 2016
  Cash and marketable securities at December 31, 2017 of $104.0 million
  2018 revenue guidance of $275 – 300 million

MENLO PARK, Calif., Feb. 01, 2018 (GLOBE NEWSWIRE) -- Corcept Therapeutics Incorporated (NASDAQ:CORT), a company engaged in the discovery, development and commercialization of drugs to treat severe metabolic, oncologic and psychiatric disorders by modulating the effects of the stress hormone cortisol, today reported preliminary, unaudited financial results for the quarter and year ended December 31, 2017 and provided 2018 revenue guidance.

The company’s preliminary fourth quarter revenue was $53.3 million, compared to $23.8 million in the fourth quarter of 2016.  Preliminary 2017 revenue was $159.2 million.  Revenue in 2016 was $81.3 million.

Preliminary cash and investments increased $27.4 million in the fourth quarter, to $104.0 million.  This balance does not include $12.9 million in cash from Corcept receivables remitted to Corcept in January 2018 pursuant to settlement of litigation with the company’s former specialty pharmacy.

Corcept expects 2018 revenue of $275 – 300 million.

“Our Cushing’s syndrome franchise had an outstanding year,” said Joseph K. Belanoff, MD, Corcept’s Chief Executive Officer.  “More and more physicians realize that hypercortisolism frequently goes undiagnosed and as a consequence are screening more patients for the disease.  There is also a growing realization that for many patients cortisol modulation with Korlym® is the best medical treatment.  Our 2017 growth reflected the simple fact that more physicians are prescribing Korlym for more patients – a shift in medical practice we expect to continue in 2018 and beyond.”

About Hypercortisolism

Hypercortisolism, often referred to as Cushing’s syndrome, is caused by excessive activity of the stress hormone cortisol.  Endogenous Cushing’s syndrome is an orphan disease that most often affects adults aged 20 – 50.  In the United States, an estimated 20,000 patients have Cushing’s syndrome, with about 3,000 new patients being diagnosed each year.  Symptoms include high blood sugar, diabetes, high blood pressure, upper-body obesity, rounded face, increased fat around the neck, thinning arms and legs, severe fatigue and weak muscles.  Irritability, anxiety, cognitive disturbances and depression are also common.  Cushing’s syndrome can affect every organ system in the body and can be lethal if not treated effectively.

About Korlym®

Korlym inhibits the effects of excess cortisol in patients with hypercortisolism by modulating activity at the glucocorticoid receptor, one of the two receptors to which cortisol binds.  Korlym was the first FDA-approved treatment for patients with Cushing’s syndrome. The FDA has designated it an Orphan Drug for that disorder.

About Corcept Therapeutics Incorporated

Corcept is a pharmaceutical company engaged in the discovery, development and commercialization of drugs that treat severe metabolic, oncologic and psychiatric disorders by modulating the effects of cortisol.  Korlym is the company’s first FDA-approved medication. Corcept has a large portfolio of proprietary compounds that modulate the effects of cortisol but not progesterone. Corcept owns extensive United States and foreign intellectual property covering the use of cortisol modulators in the treatment of a wide variety of serious disorders, including Cushing’s syndrome. It also holds composition of matter patents covering its selective cortisol modulators.

Forward-Looking Statements

Statements in this press release, other than statements of historical fact, are forward-looking statements.  Such statements are subject to risks and uncertainties that might cause actual results to differ materially from those they express or imply and should be considered in light of various important factors, including, but not limited to, our ability to generate sufficient revenue to fund our commercial operations and development programs, the protections afforded by Korlym’s Orphan Drug designation and our intellectual property, the availability of competing treatments, our ability to obtain acceptable prices or adequate insurance coverage and reimbursement for Korlym, risks related to the development of our product candidates, regulatory approvals and other requirements. These and other risks and uncertainties are set forth in our SEC filings, which are available at our website and the SEC’s website. Forward-looking statements in this press release include those concerning our unaudited revenue and cash balance estimates, our 2018 revenue guidance and the pace of Korlym’s acceptance by physicians and patients.  We disclaim any intention or duty to update these forward-looking statements.  Further, our preliminary financial results are prior to the completion of our annual independent audit and are therefore subject to adjustment.

CONTACT:
Charles Robb
Chief Financial Officer
Corcept Therapeutics
650-688-8783
crobb@corcept.com
www.corcept.com